EXHIBIT 10.173

                             CONFIDENTIAL TREATMENT

THIS AGREEMENT HAS CONFIDENTIAL PORTIONS OMITTED, WHICH PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT BY BRACKETS.

October 24, 1997

Mr. Ralph T. Killian
Senior Vice president
Panda Brandywine Corporation
4100 Spring Valley Road
Suite 1001
Dallas, TX  75244

Dear Ralph:

      This letter agreement sets forth the agreement between Potomac Electric Power Company ("PEPCO") and Panda-Brandywine, L.P. ("Panda") to settle all claims associated with four disputes concerning the adjustment of capacity payments and the implementation of energy payments that have arisen under the Power Purchase Agreement, dated August 9, 1991, entered into by PEPCO and Panda, as amended ("Power Purchase Agreement"). The first dispute involves application of Subsection 6.1(c)(i) and Appendix L of the Power Purchase Agreement to determine the adjustment, if any, to be made to the Capacity Rate used to calculate the Monthly Capacity Payment in order to reflect the yield to maturity on United States Treasury securities with a maturity of 12 years in effect as of the Commitment Date.1 PEPCO asserts that, for purposes of this adjustment, the Commitment Date should be December 19, 1996, the date of the permanent lease financing for the Panda Facility. Panda asserts that, for purposes of determining the adjustment set forth in Subsection 6.1(c)(i) and Appendix L of the Power Purchase Agreement, the commitment Date should be October 6, 1994, the date of the commitment letter for financing for the Panda Facility entered into by Panda and General Electric Capital Corporation. PEPCO and Panda also have asserted various legal and equitable arguments concerning Subsection 6.1 (c)(i) of the Power Purchase Agreement.

      The second dispute concerns the manner of determining any adjustment to be made to the Monthly Capacity Payments in accordance with Subsection 6.1(g) of the Power Purchase Agreement. In particular, Panda asserts that, for purposes of determining the CPWIRR Increase under such subsection following the merger or other combination of PEPCO with another electric utility, the actual peak load experienced by PEPCO should be deemed to be the actual peak load experienced by the company resulting from the merger or combination. PEPCO asserts that, for purposes of calculating the CPWIRR Increase under such subsection after such a merge or combination, the actual peak load experienced by PEPCO should be deemed to be the actual peak load of only that portion of the system of the merged or combined company that constituted the

-----------------
1 Capitalized terms that are not otherwise defined in this letter agreement will have the definitions set forth in the Power Purchase Agreement.

PEPCO system prior to the merger or combination. Again, the parties have raised various legal and equitable arguments to support their positions.

      The third dispute involves the initial determination of the firm displacement tariff rate for transportation on the Columbia LNG pipeline for purposes of determining the FGMRi and IGRi pursuant to Subsections 6.2(b)(v) and 6.2(b)(vi) of the Power Purchase Agreement, respectively. The fourth dispute involves determining the period of time for which the Unit commitment Payment for Must Run hours will be made under Subsection 6.2(b) of the Power Purchase Agreement under existing circumstances.

      According to Article 17 of the Power Purchase Agreement, the Parties are required to attempt to resolve all disputes arising under the Power Purchase Agreement promptly, equitably and in a good faith manner. In the event that the Parties are unable to resolve any such dispute, the parties are required to submit such dispute to the Maryland Public Service Commission. This letter agreement settles all claims between PEPCO and Panda with respect to each of the disputes described above. In particular, PEPCO and Panda each hereby waives, and releases the other party from, all actions, claims, demands, causes of action and assertions of right that may be brought by it, whether known or unknown, developed or undeveloped, arising out of each of the disputes described above. Such waiver and release, however, is not applicable to actions, claims, demands, causes of action and assertions of right arising out of implementation of the provisions of this letter agreement.

      In consideration of these premises, and the mutual covenants set forth herein, PEPCO and Panda hereby agree as follows:

      1. For the purpose of implementing Subsection 6.1(c)(i) and Appendix L of the Power Purchase Agreement and resolving the first dispute described in the first paragraph of this letter agreement, PEPCO will: (i) make a payment of $3,855,992.00 to Panda within 2 Business Days after the date on which this letter agreement becomes effective; and (ii) adjust the schedule of Capacity Rates in Column 2 of Appendix L of the Power Purchase Agreement for purposes of calculating the Monthly Capacity Payments due after the date this letter agreement becomes effective to make the majority of the adjustment in years 11 through 25 of the Term. However, the adjustment must produce an equivalent net present value to PEPCO, and must include an equitable distribution of risk. PEPCO will adjust the Capacity Rates in Column 2 of Appendix L of the Power Purchase Agreement for periods after the date this letter agreement becomes effective to the rates as set forth in Columns 1 and 2 of
            Exhibit I attached to this letter agreement. The Capacity Rates as set forth in columns 3 and 4 of Exhibit I attached to this letter agreement reflect further adjustment of the Capacity Rates set forth in Columns 1 and 2 of Exhibit I for the percentage change in the GNP Deflator for the period between June 1, 1994 and the Actual Commercial Operation Date referred to in footnote 2 to Appendix L to the Power Purchase Agreement.(2) This adjustment was calculated using a GNP Deflator of 104.71 for June 1, 1994 and a GNP Deflator of 110.54 for the Actual Commercial Operation

--------------
2 In accordance with a letter dated April 10, 1996, PEPCO and Panda have agreed that the GNP Deflator shall be defined as the Implicit Price Deflator for Gross Domestic Products as reported on Table 7.1 of the "Survey of Current Business," published by the U.S. Department of Commerce, Bureau of Economic Analysis.

            Date.(3) PEPCO and Panda agree that the foregoing amounts are the appropriate values for the GNP Deflator for such dates for all purposes of Subsection 6.1(a) of the Power Purchase Agreement for the Term. PEPCO and Panda further agree that the Capacity Rates are set forth in columns 3 and 4 of Exhibit I attached to this letter agreement will be used for purposes of calculating the Monthly Capacity Payments due after the date this letter agreement becomes effective, pursuant to Subsection 6.1(a) of the Power Purchase Agreement for the Term. PEPCO and Panda hereby waive any further adjustment to such Capacity Rates pursuant to Column 3 of Appendix L of the Power Purchase Agreement

      2. PEPCO will sell to Panda an exclusive right to broker (as defined by FERC) a sale of capacity from the Brandywine Facility, backed up by the PEPCO System, for resale up to the amounts, and for the periods, shown below (released capacity). PEPCO will sell the capacity pursuant to its Power Sales Tariff on file with FERC. (Electric Tariff No. 4). PEPCO has represented to Panda that the rate provisions of Electric Tariff No. 4 may reasonably be interpreted in the manner described in Appendix A to this letter agreement. In any proceeding in which such interpretations are placed in issue before FERC or another forum, PEPCO shall, in good faith support the interpretations set forth in Appendix A. PEPCO will provide Panda prior written notice of any change to its Power Sales Tariff that PEPCO determines in good faith may have a material adverse impact on Panda's rights under this letter agreement before filing such change with FERC. The failure of PEPCO to give such prior written notice to Panda shall not be resulting in any liability of PEPCO, and shall not in any way limit PEPCO's right to file any such change with FERC. Panda will obtain all authorizations or other approvals required for it to act as a power broker in such transactions, including, but not limited to, any authorization or other approval required from FERC. In exchange for exclusivity in arranging such sales, Panda will compensate PEPCO for its lost opportunity at the rate of [ ]/kW/yr (this is a minimum estimate of today's market price) for al capacity that is subject to such exclusivity rights, irrespective of whether Panda arranges a sale of this capacity to another entity, the price for such sale, or whether the Brandywine Facility is unavailable. However PEPCO will not require Panda to pay the full annual charge up front but Panda may make the payment on a monthly basis (at a rate of [ ]/kW). In addition, PEPCO will net the amount payable by Panda against any revenues due it from a corresponding sale brokered by Panda. (For example, in early April 1998, PEPCO will bill Panda for the capacity released in March - 130 MW. At the same time, PEPCO would also bill the third party with whom Panda had arranged a sale for March, at the sales price arranged by Panda. When the payment from the third party is received by PEPCO later in April, PEPCO will offset the payment required from Panda against this received amount, and remit the residual difference to Panda as Panda's brokerage fee.)

            During any period specified below when there is a reduction in capacity available from the Brandywine Facility, PEPCO will make available for brokering by Panda an amount of capacity from the PEPCO System equal to the amount of such reduction, up to the applicable amount of capacity specified below. For all

-----------------
3 The 104.71 figure used for the GNP Deflator for June 1, 1994 is the GDP Deflator for the second quarter of 1994. The 110.54 figure used for the GNP Deflator for the Actual Commercial Operation Date is the GDP Deflator for the third quarter of 1996.

            capacity from the PEPCO system so released by PEPCO to Panda for brokering, in addition to the [ ]/kW/month payment specified above, Panda will make a further payment to PEPCO equal to [ percent (__%)] of the difference between the price at which the capacity is sold in the transaction brokered by Panda and [ ]/kW/month. If the difference between the sales price and [____]/kW/month is a negative number, Panda will not be entitled to any refund from PEPCO and will remain obligated to pay PEPCO the [ ]/kW/month price.

            The amount of released capacity sold to Panda pursuant to this paragraph is as follows

                  1/1/98 - 5/31/98        [   ] MW for five months
                  6/1/98 - 5/31/99        [   ] MW for twelve months
                  6/1/99 - 5/31/2000      [   ] MW for twelve months

            The right to broker capacity conferred by this paragraph may be assigned by Panda to an entity controlled by Panda, provided that:
            (x) such entity agrees to assume all of the obligations of Panda under this letter agreement with respect to such assigned rights (which assumption and agreement shall be set forth in a form reasonably satisfactory to PEPCO), and (y) Panda will not be relieved of liability, and will remain liable, for all obligations under this letter agreement with respect to such assigned rights to the extent such obligations are not fulfilled in a timely manner by such entity. Except as set forth in this paragraph 2 and in paragraph 3 of this letter agreement, Panda shall not assign any of its rights under this letter agreement to any other party, without the prior written consent of PEPCO, which consent shall not be unreasonably withheld.

            PEPCO and Panda hereby waive Subsection 5.1(a) of the Power Purchase Agreement with respect to the capacity released by PEPCO under this paragraph provided that nothing in this letter agreement alters PEPCO's obligation to make payments for the Brandywine Facility's Dependable Capacity under Subsection 6.1(a) of the Power Purchase Agreement. The transactions contemplated under this paragraph shall not constitute a sale by Panda under Subsection 15.1(d) of the Power Purchase Agreement. The testing, revalidation, verification, scheduling and maintenance procedures described in subsections 8.2(a), 8.2(b), 8.2(c), 8.2(e) and 8.3(a), and Sections 8.4 and 8.5,
            of the Power Purchase Agreement shall be coordinated in a fashion that takes into consideration the obligations associated with sales of capacity brokered by Panda under this paragraph.

      3. PEPCO is willing to release to Panda on a periodic basis, through the year 2002, the right to sell energy from the Brandywine Facility for resale. The energy may or may not be from capacity released pursuant to paragraph 2 of this letter agreement. PEPCO will base such releases on PEPCO's projections of facility operation to serve PEPCO loads, including projections of the PJM Pool interchange deliveries. Sales of energy not related to released capacity will be subject to the availability of the Brandywine Facility. Sales of energy outside the PJM Pool not related to released capacity will be interruptible in accordance with PJM Pool rules and requirements. PEPCO hereby waives the first sentence of subsection 8.3(b) of the Power Purchase Agreement with respect to all energy released by PEPCO pursuant to this letter agreement. PEPCO further waives Subsection 15.1(d) of the Power Purchase Agreement with respect to all energy released by PEPCO pursuant to this letter agreement. PEPCO and Panda waive subsection 5.1(a) of the Power Purchase Agreement with respect to all energy released by PEPCO pursuant to this letter agreement. The foregoing waivers, however, do not include Section 5.5 of the Power Purchase Agreement, the provisions of which are applicable to energy released by PEPCO pursuant to this letter agreement. Panda hereby waives payment by PEPCO of all Monthly Energy Payments specified in Section 6.2 of the Power Purchase Agreement for any energy released by PEPCO pursuant to this letter agreement.

            To effect the sales from released energy, Panda can function as a power marketer or power broker (in either case, as defined by FERC). If Panda elects to function as a power marketer, Panda must become a member of the PJM Pool and will obtain all authorizations or other approvals required for it to serve as a power marketer in such transactions, including, but not limited to, any authorization or other approval required from FERC. In these circumstances, Panda will pay PEPCO a base fee equal to [ percent ( %)] of Panda's gross revenues from each sale of released energy, which base fee is subject to increase pursuant to subparagraphs 5 1) and 2) of this letter agreement. As between PEPCO and Panda, Panda will retain the remaining gross revenues from each such sale of released energy.

            If Panda elects to function as a power broker, it will obtain all authorizations or other approvals required for it to act as a power broker in such transactions, including, but not limited to, any authorization or other approval required from FERC. In order to implement sales of released energy in transactions brokered by Panda, Panda will transfer, and PEPCO will take, title to such released energy from the Brandywine Facility at zero cost to PEPCO (zero being the net of payments received from the purchaser in excess of the fees specified below and the price of the released energy to PEPCO), and PEPCO will sell such released energy under PEPCO's Power Sales Tariff (Electric Tariff No. 4) on file with FERC. PEPCO will provide Panda prior written notice of any change to its Power Sales Tariff that PEPCO determines in good faith may have a material adverse impact on Panda's rights under this letter agreement before filing such change with FERC. The failure of PEPCO to give such prior written notice to Panda shall not result in any liability of PEPCO, and shall not in any way limit PEPCO's right to file any such change with FERC.

            If Panda elects to function as a power broker, PEPCO will perform transaction scheduling with the PJM Pool, and perform accounting and billing services for the sales of released energy brokered by Panda. The billing will specify that the purchaser shall forward all payments for released energy to Panda. Panda, in turn, will pay to
            PEPCO: (i) a base fee equal to [ percent ( %)] of the gross revenues from each sale of released energy brokered by Panda (which base fee is subject to increase pursuant to subparagraphs 5 1) and 2) of this letter agreement) and (ii) an additional fee equal to [ percent ( %)] of the gross revenues from each sale as compensation for the services described above provided by PEPCO in connection with such sale. Panda will retain the remaining revenues from the sale as its brokerage fee. Panda will hold PEPCO harmless from any failure of Panda, or the Brandywine Facility, to perform.

            Whether Panda acts as a broker or marketer, sales of released energy from the Brandywine Facility will be subject to PJM Pool rules and requirements, and will be subject to the terms and conditions of transmission service procured by the purchaser. The PJM Pool, not PEPCO, will supply transmission service for these transactions.

            Panda may assign its rights to sell or broker released energy under this letter agreement to an entity controlled by Panda or to a third party power marketer or power broker, provided that: (i) such entity, third party power marketer or power broker agrees to assume all of the obligations of Panda under this letter agreement with respect to such assigned rights (which assumption and agreement shall be set forth in writing in a form reasonably satisfactory to PEPCO) and (ii) Panda will not be relieved of liability, and will remain liable, for all obligations under this letter agreement to the extent such obligations are not fulfilled in a timely manner by the assignee. Except as specified in this paragraph 3 or paragraph 2 of this letter agreement, Panda shall not assign any of its rights under this letter agreement to any other party, without the prior written consent of PEPCO, which consent shall not be unreasonable withheld.

      4. For each calendar year from 1999 through 2002, PEPCO will release the rights to energy: (a) in blocks corresponding to the Dispatch Segment definitions as contained in the Power Purchase Agreement; and (b) for specific periods during the year. Prior to December 1 of each year, PEPCO will determine in its sole discretion the blocks that will be made available during the following calendar year on a monthly basis, designated between peak and off-peak periods. The peak and off-peak periods will be in accordance with then current market practice. Today, the peak period is defined as the period from 0700 to 2300, Monday through Friday; all other times are off-peak.

            For calendar year 1998 and the remainder of calendar year 1997 following the date this letter agreement becomes effective, the energy releases will be as follows:


DISPATCH SEGMENTS

Mon-Fri
0700-2300
2300-0700
Sat, Sun 0-2400
[INFORMATION IN THIS TABLE HAS BEEN DELETED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION CONTEMPORANEOUS WITH THE FILING HEREOF]

      5. For the period through 2002, in addition to the annual practice outlined in paragraph 4 above, PEPCO may, in its sole discretion, make additional releases from time to time throughout the year, based on updated predictions of its requirements for energy from the Brandywine Facility. Panda and PEPCO shall endeavor to make such additional releases on a seasonal, monthly or daily basis. These activities will be administered through the Operating Committee.

            For weekdays during the periods from the date this letter agreement becomes effective to May 31, 1998, and from September 1, 1998 to December 31, 1992, PEPCO agrees to make additional releases from the First Dispatch Segment, from 0700 to 0800, and from 2000 to 2300. The purpose of these additional releases is to reconcile the difference between the "peak period" as defined above based on market practice, and the Must Run Hours as defined in the Power Purchase Agreement, and provide Panda the opportunity to effect a sale of energy from the First Dispatch Segment for periods that fully supplement the Must Run Hours. PEPCO and Panda agree to make a comparable adjustment to the energy releases in the event that the Operating Committee revises the Must Run Hours in accordance with the Power Purchase Agreement.

            PEPCO Release Incentive

                  1)    If the sum of the number of equivalent full load hours
                        (EFLH) of PEPCO's annual energy releases to Panda and the number of actual PEPCO EFLH is equal to or greater than [ %] of the product of the facility Equivalent Availability Factor as defined in the Power Purchase Agreement (EAF) and the number of hours in the period
                        (PH) during the year, then PEPCO shall be compensated in an annual lump sum payment with a [ %] increase of its base fee in accordance with the following formula:

                        ACTUAL PEPCO EFLH / ANNUAL ENERGY EFLH
                        --------------------------------------    > [   %]
                                   (EAF x PH)

                  2) In addition, if the sum of the number of EFLH of PEPCO's weekly energy releases and the number of actual PEPCO EFLH is equal to or greater than [ %] of the product of EAF and PH in any given month, then PEPCO shall be compensated in a monthly lump sum payment with a [ %] increase of its base fee for the given month in accordance with the following formula:

                        ACTUAL PEPCO EFLH / WEEKLY ENERGY RELEASE EFLH
                        ----------------------------------------------   > [  %]
                                           (EAF x PH)

                  For purposes of the above formula, Weekly Energy Releases shall include energy previously released on a monthly and annual basis for the relevant period.

      6. PEPCO will agree to make the Unit Commitment Payment for the First Dispatch Segment, in response to dispatch by PEPCO, for the period of time from the point when the generator breaker for the steam turbine is closed to the point when this breaker is opened. PEPCO will further agree that the Must Run Hours will be 60 hours per week at the output corresponding to the First Dispatch Segment (e.g.: 99 MW at 59(Degree) F, 50% relative humidity). The Operating Committee has agreed at this time that the Must Run hours are from 0800 to 2000 Monday through Friday. Panda must achieve the full output of the First Dispatch Segment as soon as possible considering Prudent Utility Practices but no later than 60 minutes after the steam turbine breaker is closed and prior to 0800

            Monday through Friday. Likewise, Panda must maintain the full output of the First Dispatch Segment as long as possible considering Prudent Utility Practices prior to opening the steam turbine breaker. This period of operation below full output of the First Dispatch Segment will not be longer than 30 minutes and will not begin earlier than 2000 Monday through Friday. Since PEPCO is unable to determine from its data collection when the Must Run Hours as described in this paragraph begin and end, Panda agrees to furnish copies of its automatic plant data recordings that provide this information. The Unit commitment Payment for the Third dispatch Segment will be made by PEPCO for the period of time from when, with the breakers for the first combustion turbine and the steam turbine closed, the generator breaker for the second combustion turbine is closed to when this breaker is opened.

            In the event Panda arranges a sale of released energy from the First Dispatch Segment preceding Must Run Hours that eliminates a unit startup that PEPCO would otherwise have required to meet the Must Run Hours obligation, PEPCO will make the Unit Commitment Payment for the Must Run Hours only, and the Unit Commitment Payment will include a startup cost component in accordance with Subsection 6.2(b)(ii) of the Power Purchase Agreement as though the sale of released energy never occurred.

            In the event that Panda arranges a sale of released energy from the Third Dispatch Segment, or from the First Dispatch Segment other than preceding Must Run Hours, that eliminates a unit startup that would otherwise be required for a PEPCO dispatch, PEPCO will make the Unit Commitment Payment commencing at the start of its scheduled dispatch, and the Unit Commitment Payment will include a startup cost component in accordance with Subsection 6.2(b)(ii) of the Power Purchase Agreement, as though the sale of released energy never occurred.

            Nothing in this letter agreement will prevent the Operating committee from changing the Must Run Hours in accordance with Subsection 8.3(a) of the Power Purchase Agreement for the convenience of PEPCO.

      7. PEPCO agrees to set the "firm displacement tariff rate . . . for transportation on the Columbia LNG pipeline" at $0.05/Mbtu for purposes of determining the FGMRi and IGRi pursuant to Subsections 6.2(b)(v) and 6.2(b)(vi) of the Power Purchase Agreement

      8. PEPCO will provide sufficient detail regarding its calculations of the monthly Capacity Payment and Monthly Energy Payment to allow Panda to verify PEPCO's invoices and payments.

      9. For purposes of calculating the CPWIRR Increase under Subsection 6.1(g) of the Power Purchase Agreement following any merger or other combination of PEPCO with another electric utility, the actual peak load experienced by PEPCO during any relevant year shall be deemed to be the actual peak load experienced by the portion of the merged or combined company's system that constituted the PEPCO system prior to such merger or combination.

      PEPCO will bill Panda for payments due in connection with released capacity and released energy under this letter agreement in accordance with the schedule for PEPCO" billings for energy and capacity sold under its Power Sales Tariff (Electric Tariff No. 4) on file with FERC. Past due payments from Panda shall bear interest in accordance with the provisions of PEPCO's Power Sales Tariff (Electric Tariff No. 4) on file with FERC. If payment from Panda is past due by thirty days or more, PEPCO may suspend capacity releases and energy releases under this letter agreement until all outstanding payments have been made.

      Panda shall enter into good faith negotiations with PEPCO to reach agreement on a buydown or buyout of the Power Purchase Agreement in a manner that maximizes and equitably shares the benefits of such buydown or buyout between PEPCO and Panda. Neither PEPCO nor Panda shall be required to enter into a buyout or buydown agreement unless it is to their mutual economic benefit to do so. The negotiations shall commence as soon as possible after PEPCO presents a buydown or buyout proposal to Panda. At the preset time, PEPCO anticipates presenting a buydown or buyout proposal to Panda prior to the end of 1997.

      PEPCO shall enter into good faith negotiations with Panda prior to the end of 2002 for PEPCO to continue to make energy releases to Panda after 2002 in a manner that maximizes and equitably shares the benefits of such releases between PEPCO and Panda. Neither PEPCO nor Panda shall be required to enter into an agreement for such releases unless it is to their mutual economic benefit to do so. These negotiations will consider, among other matters, the marketplace for electricity that is expected to exist after 2002, PEPCO's needs for electricity, the rules of the control area in which PEPCO and the Brandywine Facility are located, how well the arrangement for energy releases from the Brandywine Facility prior to 2002 has worked under this letter agreement, proposals that PEPCO may have received from any other parties with respect to energy from the Facility for the period after 2002, and methods to maximize the Brandywine Facility's capacity factor.

      As I mentioned to you on the telephone, PEPCO continues to discuss sales of capacity for periods after 1997 continues to discuss sales of capacity for periods after 1997 with other parties. Upon execution of this letter agreement by PEPCO and Panda, PEPCO shall immediately cease its discussions for any such sales.

      PEPCO and Panda agree that various provisions of the Power Purchase Agreement should also be made applicable to this letter agreement. Therefore,
Article 17 and Sections 19.2, 19.6, 19.7, 19.8, 19.9, 19.10, 19.11, 19.12,
19.13, 19.15, and 19.17 of the Power Purchase Agreement are hereby incorporated by reference in this letter agreement as if set out herein in full. For purposes of application of such incorporated sections to this letter agreement; (i) all references in such sections to "Agreement" shall be deemed to be to this letter agreement, (ii) all references in such sections to "Seller" shall be deemed to be to Panda, and (iii) all references in such sections to "Party" shall be deemed to be to PEPCO and/or Panda, as the context indicates, and all references to "Parties" shall be deemed to be to both PEPCO and Panda. Additionally, for purposes of application of the incorporated provisions of Section 19.8 of the Power Purchase Agreement to this letter agreement, the reference to "Subsection 3.1(a)" in the first sentence of such subsection shall be deemed to be to "the second to last paragraph of this letter agreement."

      This letter agreement sets forth the entire understanding of PEPCO and Panda with respect to the settlement of the disputes identified in the first three paragra0hs of this letter agreement and supersedes any and all previous understandings, whether oral or written, between PEPCO and Panda with respect to such settlement. This letter agreement shall be binding upon and inure to the benefit of PEPCO and Panda, and their respective successors and permitted assigns.

      THIS LETTER AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY THE LAWS OF THE STATE OF MARYLAND AND, TO THE EXTENT APPLICABLE, FEDERAL LAW, WITHOUT REGARD TO ANY APPLICABLE CONFLICT OF LAW PROVISION. THE PARTIES HEREBY SUBMIT TO THE JURISDICTION OF COURTS LOCATED IN, AND VENUE IS HEREBY STIPULATED TO BE IN, BALTIMORE, MARYLAND.

      PEPCO and Panda have considered whether something other than formal approval for this letter agreement by the Maryland Public Service Commission and the Public Service Commission of the District of Columbia may be appropriate and based upon the advice of their respective counsels have each determined that no such formal approvals will be required. In addition, the effectiveness of this letter agreement is subject to PEPCO providing the prior notice to the Owner Trustee, the Owner Participant, the Indenture Trustee and the Security Agent required pursuant to Section 1.4 of the PEPCO Amended and Restated Consent and Agreement. Panda must also obtain approvals required under its Financing Documents. Each party will notify the other party in writing when it has fulfilled all requirements to provide or obtain the foregoing notices and approvals. This letter agreement will be effective on the first day after the date on which Panda and PEPCO have each received such written notice from the other party.

      If the foregoing correctly reflects our understanding and is acceptable to Panda, please do indicate by signing the enclosed duplicate original of this letter in the space provided below and returning it to me at your earliest convenience.

Sincerely,


Andrew W. Williams


ACCEPTED AND AGREED TO THIS 24th- DAY OF OCTOBER, 1997 BY PANDA-BRANDYWINE, L.P. By Its General Partner,
Panda Brandywine Corporation



By:   /S/ RALPH T. KILLIAN
      Ralph T. Killian
      Senior Vice President

                                                                        10/10/97
                                    EXHIBIT I
                                 Capacity Rates
                    PEPCO - Panda Agreement October 24, 1997
                              ACOD October 31, 1996

                (1)           (2)           (3)            (4)          (5)            (6)             (7)
            Appendix L     Appendix L     Adjusted      Adjusted       Annual     Annual First       Annual
               Rates         Rates          Rate          Rate        Capacity      Amendment       Adjusted
             S/kW/Mo.       S/kW/Mo.      Per GDP        Per GDP      Payment      Adjustments      Payments
           Jan. to Oct.   Nov. & Dec.   Jan. to Oct.   Nov. & Dec.  ($ Millions)  ($ Millions)    ($ Millions)
          -------------------------------------------------------------------------------------------------------
     1996                  13.74           0.00         14.51         0.00            0.00            0.000
          -------------------------------------------------------------------------------------------------------
     1997     13.74        13.92          14.51         14.70        40.12          -15.00           25.121
          -------------------------------------------------------------------------------------------------------
     1998     13.92        14.12          14.70         14.91        40.66          -16.00           24.655
          -------------------------------------------------------------------------------------------------------
     1999     14.12        14.33          14.91         15.13        41.24            0.00           41.243
          -------------------------------------------------------------------------------------------------------
     2000     14.33        16.97          15.13         17.91        43.03           -1.00           42.035
          -------------------------------------------------------------------------------------------------------
     2001     16.07        17.13          16.96         18.08        47.33            2.00           49.334
          -------------------------------------------------------------------------------------------------------
     2002     16.90        17.14          17.84         18.09        49.35            0.00           49.346
          -------------------------------------------------------------------------------------------------------
     2003     16.93        16.93          17.88         17.88        49.34            0.00           49.340
          -------------------------------------------------------------------------------------------------------
     2004     16.93        16.92          17.88         17.87        49.34            0.00           49.335
          -------------------------------------------------------------------------------------------------------
     2005     16.94        16.94          17.88         17.88        49.36            0.00           49.356
          -------------------------------------------------------------------------------------------------------
     2006     16.49        17.33          17.41         18.29        48.45            0.00           48.451
          -------------------------------------------------------------------------------------------------------
     2007     16.63        16.63          17.56         17.56        48.45            0.00           48.454
          -------------------------------------------------------------------------------------------------------
     2008     16.61        16.69          17.54         17.62        48.45            0.00           48.448
          -------------------------------------------------------------------------------------------------------
     2009     16.49        17.33          17.41         18.30        48.46            0.00           48.461
          -------------------------------------------------------------------------------------------------------
     2010     17.16        17.71          18.12         18.70        50.27            0.00           50.270
          -------------------------------------------------------------------------------------------------------
     2011     18.10        20.32          19.11         21.45        53.82           -1.34           52.471
          -------------------------------------------------------------------------------------------------------
     2012     19.25        19.81          20.32         20.91        56.35           -7.87           48.489
          -------------------------------------------------------------------------------------------------------
     2013     18.89        19.17          19.94         20.24        55.18           -6.67           48.514
          -------------------------------------------------------------------------------------------------------
     2014     18.67        17.73          19.71         18.72        53.95           -5.47           48.489
          -------------------------------------------------------------------------------------------------------
     2015     18.74        14.88          19.79         15.71        52.74           -4.27           48.474
          -------------------------------------------------------------------------------------------------------
     2016     15.97        16.28          16.86         17.19        46.68           -3.07           43.616
          -------------------------------------------------------------------------------------------------------
     2017     15.55        15.89          16.42         16.77        45.47           -1.87           43.607
          -------------------------------------------------------------------------------------------------------
     2018     15.13        15.48          15.97         16.34        44.25           -0.67           43.588
          -------------------------------------------------------------------------------------------------------
     2019     14.72        15.08          15.54         15.92        43.06            0.53           43.599
          -------------------------------------------------------------------------------------------------------
     2020     14.32        14.71          15.12         15.53        41.91            1.73           43.648
          -------------------------------------------------------------------------------------------------------
     2021     14.04         0.00          14.82          0.00        34.09            2.28           36.369
          -------------------------------------------------------------------------------------------------------


----------------------------
MARA                    8.10%
----------------------------
MARA                    9.84%
----------------------------
GDP Index               5.57%
----------------------------

Footnotes:
----------
Columns (5), (6) & (7) are subject to further adjustment in accordance with the provisions of the Power Purchase Agreement other than Appendix L.

                                                APPENDIX "A" TO LETTER AGREEMENT
                                                         BETWEEN PEPCO AND PANDA
                                                  DATED OCTOBER 24, 1997, PAGE 1

                                  APPENDIX "A"
                                    ARTICLE 1
                                     GENERAL

1.1 LETTER AGREEMENT AND PURPOSE OF THIS APPENDIX "A": Pursuant to the letter agreement between Panda and PEPCO dated October 24, 1997 ("letter agreement"), Panda has the right to broker sales of capacity, and sales of energy, from the Brandywine Facility, as specifically described therein. Under the letter agreement, such sales of capacity, and sales of energy, are to be brokered by Panda under PEPCO's Power Sales Tariff on file with FERC (Electric Tariff No. 4), the effective date of which is December 31, 1994. PEPCO has made certain representations to Panda as to how the rate provisions of Electric Tariff No. 4 (the "Tariff") should be interpreted in the specific context of these brokered sales of capacity, and sales of energy, upon which Panda has relied in entering into the letter agreement. The purpose of this Appendix "A" is to set forth these interpretations.

                                    ARTICLE 2
                      THE RELEVANT PROVISIONS OF THE TARIFF

2.1 COMPENSATION FOR ECONOMY POWER TRANSACTIONS: Article 3, P. 3.1 of the Tariff establishes compensation for Economy Power transactions. Such compensation is to be as agreed between the Parties subject to a maximum charge equal to the sum of the charges specified in Appendices 3-A or 3-B and a minimum charge equal to System Incremental Cost. "System Incremental Cost" is defined as "the sum of hourly production operating and maintenance expenses for the system, operating capacity expenses (where applicable), and other expenses incurred that would not have been incurred by PEPCO if the Economy Power had not been supplied."

2.2 APPENDICES 3-A AND 3-B -- MAXIMUM CHARGES: Appendix 3-A, entitled "Units Most Likely to Participate Method," establishes the method (and one alternative method) for determining maximum rates for transactions not predicated on PEPCO supplying power purchased from third parties, and the method for determining maximum rates for transactions predicated on PEPCO supplying power purchased from third parties. Appendix 3-B, entitled "Unit Sale Method," sets forth the method for determining maximum rates for certain PEPCO units, not including the Brandywine Facility.

                                    ARTICLE 3

                     APPLICATION OF THE RELEVANT TARIFF PROVISIONS
                      TO THE LETTER AGREEMENT TRANSACTIONS

3.1 BROKERING OF CAPACITY: Under paragraph 2 of the letter agreement, Panda has the right to broker a sale of capacity from the Brandywine Facility, backed up by the PEPCO System, in certain amounts and for certain periods. In order to provide this backup, under the letter agreement, PEPCO has agreed to make available for brokering by Panda an amount of capacity from the PEPCO System equal to any reduction in capacity available from the Brandywine Facility, up to the amounts stated in the letter agreement.

3.2 RATE TREATMENT FOR SALES OF CAPACITY BROKERED BY PANDA: Under the Tariff, the maximum demand charge for sales of capacity brokered by Panda shall be as follows:

      3.2.1 SALES OF INSTALLED CAPACITY FROM THE BRANDYWINE FACILITY TO BE BACKED UP BY THE PEPCO SYSTEM: The letter agreement contemplates that the Brandywine Facility will be backed up by PEPCO System Capacity. The back-up capacity will be supplied if all or part of the Brandywine Facility's installed capacity is unavailable during the period of a brokered capacity sale, up to the maximum amount of megawatts and periods of time specified in the letter agreement (see letter agreement paragraph 2).

      3.2.2 MAXIMUM CHARGE FOR CAPACITY FROM BRANDYWINE FACILITY: If the capacity is supplied from the Brandywine Facility, the PEPCO charge for sales of capacity under this section 3.2 shall be the brokered price of the released capacity. This brokered price, plus the price of the brokered energy (if any) related to the released capacity (under section 3.4 below), comprises the total purchased power cost to PEPCO. The maximum charge allowed under the Tariff, as specified in Appendix 3-A (Part II), is 110% of this purchased power cost.

      3.2.3 MAXIMUM CHARGE FOR CAPACITY FROM PEPCO SYSTEM: If the capacity is supplied from the PEPCO System, the maximum charge for sales of capacity under this section 3.2 shall be the product of the Contract Amount times the Maximum Demand Charge Rate calculated pursuant to
            Schedule 2 of the Tariff, as specified in Appendix 3-A (Part I). For purposes of this calculation, the Maximum Demand Charge Rate shall be calculated on the basis of the original cost of PEPCO's System Capacity as to time periods when the Brandywine Facility is unavailable, and for the number of megawatts of installed capacity from the Brandywine Facility that were unavailable.

      3.2.4 MINIMUM CHARGE FOR CAPACITY FROM BRANDYWINE FACILITY: If the capacity is supplied from the Brandywine Facility, the minimum charge for sales of capacity described under this section 3.2 is zero. This is because, under the letter agreement, PEPCO is required to pay the capacity rate for the Brandywine Facility regardless of whether a sale of released capacity is brokered by Panda; therefore, if PEPCO sells the released capacity, there is no incremental capacity cost to PEPCO for purposes of the SIC minimum charge specified in Appendix 3-A (Part II) of the Tariff.

      3.2.5 MINIMUM CHARGE FOR CAPACITY FROM PEPCO SYSTEM: If the capacity is supplied from the PEPCO System, the minimum charge for sales of capacity described under this section 3.2 is zero. This is because the Demand Charge specified in Appendix 3-A (Part I) of the Tariff is a ceiling rate.

3.3 BROKERING OF ENERGY: Under paragraph 3 of the letter agreement, Panda has the right to elect to broker released energy from the Brandywine Facility. The rates and terms for such brokered sales are to be consistent with the Tariff.

3.4 RATE TREATMENT FOR SALES OF RELEASED ENERGY BROKERED BY PANDA: Under the Tariff, the maximum charge for energy is specified in Schedule 3, Appendix 3-A. The minimum charge is the System Incremental Cost, as defined in
      Article 3, paragraph 3.1 of the Tariff.

      3.4.1 SALES OF ENERGY RELATED TO INSTALLED CAPACITY: The letter agreement contemplates that the Brandywine Facility will be backed up by PEPCO System capacity. If the Brandywine Facility is not available, PEPCO will interrupt sales of released energy brokered by Panda; provided, however, PEPCO will continue the energy sale at a market rate if the released energy transaction is related to a sale of released capacity to serve load located outside the control area in which PEPCO and the Brandywine Facility are located, and further provided, Panda will attempt diligently to make energy available to PEPCO from an alternative source for this purpose. Panda and PEPCO may mutually decide that the alternative source will be the PEPCO System.

      3.4.2 MAXIMUM CHARGE FOR SALES OF RELEASED ENERGY SUPPLIED FROM BRANDYWINE
            FACILITY: For sales of released energy brokered by Panda and supplied by the Brandywine Facility, the PEPCO charge under this section 3.4 shall be the brokered price of the released energy. This brokered price, plus the price of the brokered capacity (if any) related to the sale of the released energy (under section 3.2 above), comprises the total purchased power cost to PEPCO. The maximum charge allowed under the Tariff, as specified in Appendix 3-A (Part II), is 110% of this purchased power cost.

      3.4.3 MAXIMUM CHARGE FOR SALES OF RELEASED ENERGY SUPPLIED FROM PEPCO
            SYSTEM: If energy is supplied from the PEPCO System, the maximum charge allowed by the Tariff, as specified in Appendix 3-A (Part I), is 110% of PEPCO's SIC.

      3.4.4 MINIMUM CHARGE FOR SALES OF RELEASED ENERGY SUPPLIED FROM BRANDYWINE
            FACILITY: The minimum charge for sales of released energy brokered by Panda is the incremental cost to PEPCO of supplying the energy. If the energy is supplied from the Brandywine Facility, the incremental cost to PEPCO is zero.

      3.4.5 MINIMUM CHARGE FOR SALES OF RELEASED ENERGY SUPPLIED FROM THE PEPCO
            SYSTEM: If energy is supplied from the PEPCO System pursuant to this subsection 3.4 when the Brandywine Facility is not available, the incremental cost to PEPCO is PEPCO's SIC, which may be the incremental cost to PEPCO of operating its own resources or of purchasing the energy from others.

3.5 RATE TREATMENT FOR "MIXED" SALES OF CAPACITY AND ASSOCIATED ENERGY BROKERED BY PANDA: Under the Tariff, the maximum demand charge for sales of capacity and energy brokered by Panda shall be the maximum demand charge for capacity specified in paragraph 3.2.2 or 3.2.3 plus the maximum energy charge specified in paragraph 3.4.2 or 3.4.3.

                                    ARTICLE 4
                     APPLICATION OF ALTERNATIVE TARIFF PROVISIONS
                      TO THE LETTER AGREEMENT TRANSACTIONS

4.1 ALTERNATIVE TARIFFS: If during the term of the letter agreement PEPCO makes effective an alternative power sales tariff, or tariff provisions, which permit PEPCO to sell energy or capacity brokered by Panda pursuant to the letter agreement on terms at least as favorable to Panda as those set forth herein, PEPCO may at its option carry out the letter agreement by transacting pursuant to such tariff or tariff provisions in place of the Tariff provisions referenced herein.

                              June 30, 1998

Andrew W. Williams
Group Vice President - Energy & Market
  Policy and Development
POTOMAC ELECTRIC POWER COMPANY
1900 Pennsylvania Avenue, N.W.
Washington, D.C. 20068-0001

Dear Andy:

      This letter pertains to the letter agreement between Pepco and Panda-Brandywine, L.P. ("Panda") dated October 24, 1997 (the "Letter Agreement"). The purpose of this letter is to memorialize the mutual understanding of the parties as to three issues that have arisen in connection with the interpretation and administration of the Letter Agreement.

      First, on line 21 of page 6 of the Letter Agreement, reference is made to
"[t]he amount of released capacity sold to Panda . . .." The parties acknowledge that this language refers to "released capacity" as defined in the first sentence of Paragraph 2 of the Letter Agreement, which is to say, the sale by Pepco to Panda of an exclusive right to broker the sale of certain capacity by Pepco from the Brandywine Facility, as further set forth in Paragraph 2. Consistent with the remainder of Paragraph 2 and the intent of the parties, Pepco is to sell the released capacity to third parties as brokered by Panda, not, sell the capacity to Panda for resale.

      Second, at lines 17 through 19 of page 15, the Letter Agreement states that "[p]ayment from Panda will be due in accordance with the payment provisions of PEPCO's Power Sales Tariff (Electric Tariff No. 4) on file with FERC." In accordance with section 5.2 of that Tariff, the parties have agreed that payment from Panda will be

Andrew W. Williams
June 30, 1998
Page 2

due on the 25th day of the month following the month in which the obligation to make the payment was incurred, the same as the due date for payment pursuant to the underlying Power Purchase Agreement between Pepco and Panda.

      Third, the parties acknowledge that the Pepco Power Sales Tariff referenced in the Letter Agreement, Appendix "A" to the Letter Agreement, and in the previous paragraph of this letter has been designated by FERC as Electric Tariff No. 1, not No. 4.

      If the foregoing correctly reflects your understanding and is acceptable to Pepco, please so indicate by signing the enclosed duplicate original of this letter in the space provided below and returning it to me at your earliest convenience.

                                   Sincerely,

                                   Ralph T. Killian
                                   Executive Vice President



ACCEPTED AND AGREED TO THIS __ day of _______________, 1998 BY PEPCO By its Group Vice President - Energy & Market
  Policy and Development


By:___________________________
      Andrew W. Williams